Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the use in this Registration Statement of Nephros, Inc. on Form S-1/A of our report, dated March 27, 2009 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated balance sheets of Nephros, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
February 10, 2010